Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-4434, 333-67357, 333-107568 and 333-121756) of Rocky Brands, Inc. of our reports dated March 2, 2010, relating to the consolidated financial statements and schedule as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2009, which appear in this Annual Report on Form 10-K.

/s/ Schneider Downs & Co., Inc.
Columbus, Ohio
March 2, 2010